Exhibit 23

                         Independent Accountant's Report
                         -------------------------------

We have reviewed the accompanying consolidated balance sheet of Photonics Corporation and subsidiaries as of September 30, 2004 and 2003and the related statement of operations for the three months and nine months then ended and for the period August 19, 1999 (inception) through September 30, 2004 and the related statements of cash flows for the nine months then ended and for the period August 19, 1999 (inception) through September 30, 2004. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

/s/ Turner, Stone & Company, LLP
--------------------------------
Turner, Stone & Company, LLP
Certified Public Accountants
November 8, 2004